Exhibit 99.1

Frontdoor Announces First-Quarter 2022 Revenue Increased 7 percent to $351 Million

Direct-to-Consumer and Renewal Channels Achieved Double-Digit Revenue Growth

MEMPHIS, TENN. — May 5, 2022 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced first-quarter 2022 results.

Financial Results
	Three Months Ended
	March 31,
$ millions (except as noted)	2022	2021	Change
Revenue	$351	$329	7%
Gross Profit	144	148	(3)%
Net Income	2	5	(69)%
Diluted Earnings per Share	0.02	0.06	(67)%
Adjusted Net Income(1)	3	9	(62)%
Adjusted Diluted Earnings per Share(1)	0.04	0.10	(60)%
Adjusted EBITDA(1)	25	36	(31)%
Home Service Plans (number in millions)	2.19	2.25	(3)%

First-Quarter 2022 Summary

•

Revenue increased 7% to $351 million; double-digit revenue growth in the renewal and direct-to-consumer channels was partly offset by a decline in real estate channel revenue due to a continuation of the unprecedented seller’s market

•	Gross profit margin of 41% reflects an acceleration of inflationary cost pressures, partly offset by a lower number of service requests and process improvement benefits

•	Net income of $2 million

•	Adjusted EBITDA of $25 million

•	Repurchased $40 million of shares

Updated Full-Year 2022 Outlook

•	Revenue range updated to $1.66 billion to $1.69 billion

•	Gross margin range updated to 44% to 45%

•	Adjusted EBITDA(2) range updated to $215 million to $245 million

“Frontdoor delivered another strong quarter of revenue growth despite continuing macroeconomic headwinds,” said Chief Executive Officer Rex Tibbens. “We have a resilient business model that is well positioned to navigate the current environment, and we continue to purposefully invest in our customer experience and develop our contractor community in order to drive long-term performance. We believe we have a tremendous growth opportunity ahead of us and continue to advance our strategic initiatives and build a strong foundation for future success.”

“Our first quarter results reflect a greater acceleration of inflationary cost pressures than we originally anticipated and which exceeded the cost mitigation efforts we discussed last quarter,” said Chief Financial Officer Brian Turcotte. “While we continue to advance our internal initiatives to address rising cost inflation, persistent global supply chain disruptions and the continuation of the historically strong seller’s market impacting our real estate channel, we are updating our full year revenue and profitability outlook to incorporate these macroeconomic conditions that are outside of our control. Although it is not clear when these near-term challenges will abate, we feel confident about returning to our long-term revenue growth and margin targets over time as a result of our aggressive improvement initiatives.”

First-Quarter 2022 Results

Revenue by Major Customer Channel
	Three Months Ended
	March 31,
$ millions	2022	2021	Change
Renewals	$247	$224	10%
Real estate (First-Year)	45	57	(20)%
Direct-to-consumer (First-Year)	46	41	14%
Other	13	8	65%

Total	$351	$329	7%

First-quarter 2022 revenue increased seven percent over the prior year period to $351 million. Renewal revenue increased 10 percent, primarily due to improved price realization and growth in the number of renewed home service plans. First-year real estate revenue decreased 20 percent, reflecting a continued decline in the number of home service plans, offset, in part, by improved price realization. The number of home service plans in the real estate channel declined due to a continuation of the challenging seller’s market, driven, in part, by extremely low home inventory levels. First-year direct-to-consumer revenue increased 14 percent due to improved price realization and a mix shift to higher priced products. The increase in other revenue was primarily driven by ProConnect and Streem revenue growth.

First-quarter 2022 net income was $2 million, or diluted earnings per share of $0.02.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Three Months Ended March 31, 2021	$36
Impact of change in revenue(3)	21
Contract claims costs(4)	(24)
Sales and marketing costs	(4)
General and administrative costs	(3)
Other	(2)

Three Months Ended March 31, 2022	$25

First-Quarter 2022 Adjusted EBITDA of $25 million was $11 million lower than the prior year period as a result of the following factors:

•	$21 million benefit from higher revenue conversion(3);

•

$24 million of higher contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The increase over the prior year period was driven by an acceleration of inflationary cost pressures, including rising contractor labor and fuel costs as well as industry-wide parts and equipment availability challenges. This cost increase was partly offset by a lower number of service requests and process improvement benefits. In addition, contract claims costs for the first quarter of 2022 include a $9 million unfavorable adjustment related to the adverse development of prior year claims, primarily from the fourth quarter of 2021;

•	$4 million of increased sales and marketing costs, primarily related to investments in the direct-to-consumer channel and ProConnect; and

•	$3 million of higher general and administrative costs due to increased professional fees, investments in technology and higher personnel costs.

Cash Flow

	Three Months Ended
	March 31,
$ millions	2022	2021
Net cash provided from (used for):
Operating Activities	$47	$52
Investing Activities	(8)	(7)
Financing Activities	(47)	(105)

Cash (decrease) increase during the period	$(8)	$(59)

Net cash provided from operating activities was $47 million for the three months ended March 31, 2022 and was comprised of $14 million in earnings adjusted for non-cash charges and $33 million of cash provided from working capital. Cash provided from working capital was primarily driven by seasonality.

Net cash used for investing activities was $8 million for the three months ended March 31, 2022 and primarily comprised capital expenditures related to investments in technology.

Net cash used for financing activities was $47 million for the three months ended March 31, 2022 and was driven mainly by $40 million of share repurchases during the first quarter.

Free Cash Flow was $39 million for the three months ended March 31, 2022.

Cash at March 31, 2022 was $255 million. Restricted net assets were $163 million and Unrestricted Cash was $92 million.

Available liquidity was $340 million at March 31, 2022, consisting of Unrestricted Cash and $248 million of available borrowing capacity under the revolving credit facility.

Second-Quarter 2022 Outlook

•

Revenue of $475 million to $485 million, reflecting an increase in direct-to-consumer and renewal revenue versus the prior year period that is partly offset by a decline in the real estate channel revenue.

•	Adjusted EBITDA(2) of $75 million to $90 million, a decline from the prior year period as a result of an acceleration of inflationary cost pressures.

Updated Full-Year 2022 Outlook

•	Revenue range updated to $1.66 billion to $1.69 billion, or approximately five percent higher than the prior year at the mid-point. Some of the key revenue assumptions include:

•	Double-digit revenue growth in the direct-to-consumer channel, upper single-digit revenue growth in the renewal channel and a mid-20 percent decline in real estate channel revenue;

•

The consolidated revenue growth for the home service plan business is anticipated to be in the low-single digits. Revenue growth is mostly driven by higher price and product mix while customer growth is expected to be slightly down; and

•	ProConnect revenue outlook of approximately $40 million, primarily due to expectations of a higher number of jobs completed by deepening offerings across a similar geographic footprint.

•

Gross profit margin range updated to 44 percent to 45 percent, driven primarily by expectations that the acceleration of inflationary cost pressures will continue throughout the remainder of the year, partly offset by higher pricing and process improvement efforts.

•	SG&A range updated to $540 million to $565 million, a lower range than the previous outlook due to cost reduction actions being taken across the business.

•	Adjusted EBITDA(2) range updated to $215 million to $245 million.

•	Capital expenditures of $45 million to $55 million, primarily consisting of technology investments.

•	Annual effective tax rate of approximately 25 percent.

First-Quarter 2022 Earnings Conference Call

Frontdoor has scheduled a conference call today, May 5, 2022, at 3:30 p.m. Central time (4:30 p.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for first-quarter 2022 and respond to questions from the investment community. To participate on the conference call, interested parties should call 1-844-200-6205 (or international participants, 1-929-526-1599) and enter conference ID 695078. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 1-866-813-9403 and enter conference ID 35687 (international participants: +44-204-525-0658, conference ID 35687).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,000 pre-qualified contractor firms that employ an estimated 60,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With 50 years of home services experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: the impact of the global COVID-19 pandemic; changes in the source and intensity of competition in our market; the success of our business strategies; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; increases in parts, appliance and home system prices, and other operating costs; weakening general economic conditions; weather conditions and seasonality, which may be exacerbated by the physical impacts of climate change; our marketing efforts to increase sales may not be successful or cost-effective; our dependence on our real estate customer acquisition channel for a significant percentage of our sales; our ability to attract and retain key employees; lawsuits, enforcement actions and other claims by third parties or governmental authorities; increases in tariffs or changes to import/export regulations; cybersecurity breaches, disruptions or failures in our technology systems and our failure to protect the security of personal information about our customers; our dependence on labor availability, third-party vendors, including business process outsourcers, and third-party component suppliers; our ability to protect our intellectual property and other material proprietary rights; special risks applicable to operations outside the United States by us or our business process outsource providers; and the effects of our significant indebtedness. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2021 Annual Report on Form 10-K filed with the SEC as such factors may be further updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2021 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2022 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, ProConnect®, Streem® and the Frontdoor logo.

For further information, contact:
Investor Relations:	Media:
Matt Davis	Alison Bishop
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.

(2)

A reconciliation of the forward-looking second-quarter and full-year 2022 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)

Revenue conversion includes the impact of the change in the number of home service plans as well as the impact of year-over-year price changes. The impact of the change in the number of home service plans considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.

(4)

Contracts claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home service plans in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home service plans is included in revenue conversion above.

Frontdoor, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2022	2021
Revenue	$351	$329
Cost of services rendered	207	181

Gross Profit	144	148
Selling and administrative expenses	125	118
Depreciation and amortization expense	8	9
Restructuring charges	—	1
Interest expense	7	13
Loss on extinguishment of debt	—	1

Income before Income Taxes	3	5
Provision for income taxes	2	1

Net Income	$2	$5

Other Comprehensive Income, Net of Income Taxes:
Net unrealized gain on derivative instruments	13	7

Total Comprehensive Income	$15	$12

Earnings per Share:
Basic	$0.02	$0.06

Diluted	$0.02	$0.06

Weighted-average Common Shares Outstanding:
Basic	82.3	85.4
Diluted	82.6	86.0

Frontdoor, Inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	March 31,	December 31,
	2022	2021
Assets:
Current Assets:
Cash and cash equivalents	$255	$262
Receivables, less allowance of $3 and $2, respectively	5	7
Prepaid expenses and other assets	22	25

Total Current Assets	282	295

Other Assets:
Property and equipment, net	68	66
Goodwill	512	512
Intangible assets, net	157	159
Operating lease right-of-use assets	16	17
Deferred customer acquisition costs	18	16
Other assets	5	5

Total Assets	$1,058	$1,069

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$73	$66
Accrued liabilities:
Payroll and related expenses	17	24
Home service plan claims	81	88
Other	23	28
Deferred revenue	190	155
Current portion of long-term debt	17	17

Total Current Liabilities	402	378

Long-Term Debt	604	608
Other Long-Term Liabilities:
Deferred taxes	45	41
Operating lease liabilities	18	19
Other long-term obligations	9	21

Total Other Long-Term Liabilities	72	81

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 85,980,791 shares issued and 82,303,166 shares outstanding at March 31, 2022 and 85,798,765 shares issued and 83,232,481 shares outstanding as of December 31, 2021	1	1
Additional paid-in capital	73	70
Retained earnings	55	53
Accumulated other comprehensive loss	(5)	(18)
Less common stock held in treasury, at cost; 3,677,625 shares at March 31, 2022 and 2,566,284 shares as of December 31, 2021	(143)	(103)

Total (Deficit) Equity	(20)	2

Total Liabilities and Shareholders’ Equity	$1,058	$1,069

Frontdoor, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2022	2021
Cash and Cash Equivalents at Beginning of Period	$262	$597
Cash Flows from Operating Activities:
Net Income	2	5
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	8	9
Stock-based compensation expense	6	6
Restructuring charges	—	1
Payments for restructuring charges	—	(1)
Loss on extinguishment of debt	—	1
Other	(2)	—
Change in working capital, net of acquisitions:
Receivables	2	1
Prepaid expenses and other current assets	1	1
Accounts payable	7	11
Deferred revenue	35	40
Accrued liabilities	(13)	(8)
Accrued interest payable	—	(6)
Current income taxes	1	(8)

Net Cash Provided from Operating Activities	47	52

Cash Flows from Investing Activities:
Purchases of property and equipment	(9)	(7)

Net Cash Used for Investing Activities	(8)	(7)

Cash Flows from Financing Activities:
Payments of debt and finance lease obligations	(4)	(102)
Repurchase of common stock	(40)	—
Other financing activities	(3)	(3)

Net Cash Used for Financing Activities	(47)	(105)

Cash Decrease During the Period	(8)	(59)

Cash and Cash Equivalents at End of Period	$255	$538

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2022	2021
Net Income	$2	$5
Amortization expense	2	3
Restructuring charges	—	1
Loss on extinguishment of debt	—	1
Tax impact of adjustments	(1)	(1)

Adjusted Net Income	$3	$9

Adjusted Earnings per Share:
Basic	$0.04	$0.10
Diluted	$0.04	$0.10
Weighted-average common shares outstanding:
Basic	82.3	85.4
Diluted	82.6	86.0

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended
	March 31,
(In millions)	2022	2021
Net Cash Provided from Operating Activities	$47	$52
Property Additions	(9)	(7)

Free Cash Flow	$39	$45

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended
	March 31,
(In millions)	2022	2021
Net Income	$2	$5
Depreciation and amortization expense	8	9
Restructuring charges	—	1
Provision for income taxes	2	1
Non-cash stock-based compensation expense	6	6
Interest expense	7	13
Loss on extinguishment of debt	—	1

Adjusted EBITDA	$25	$36

Key Business Metrics

	As of March 31,
	2022	2021
Number of home service plans (in millions)	2.19	2.25
(Reduction) growth in number of home service plans	(3)%	4%
Customer retention rate(1)	74.1%	75.1%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.